Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zynerba Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-233038, 333-218638, and 333-213430) and Form S-8 (Nos. 333-237051, 333-230182, 333-223597, 333-216968, 333-216967, and 333-207973) of Zynerba Pharmaceuticals, Inc. of our report dated March 10, 2021, with respect to the consolidated balance sheets of Zynerba Pharmaceuticals, Inc. and subsidiary as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Zynerba Pharmaceuticals, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 10, 2021